Evolution Petroleum Announces 55% Increase in Proved Reserves for Fiscal Year-End 2022 and Provides Operational and Balance Sheet Update

HOUSTON, TX / ACCESSWIRE / August 8, 2022 / Evolution Petroleum (NYSE American:EPM) (“Evolution” or the “Company”) today announced significant year-over-year growth in its reserves as determined by its independent third-party reserves engineers, DeGolyer & MacNaughton and Netherland Sewell & Associates, for the fiscal year ended June 30, 2022. The Company also provided an update on its fiscal fourth quarter exit rate production, revenue, and liquidity.

Highlights

●	Increased fiscal year-end 2022 proved reserves by 55% to 36.2 million barrels of oil equivalent (“MMBOE”) from 23.4 MMBOE at fiscal year-end 2021;
o	Added 9.4 MMBOE of proved developed producing reserves (“PDP”) through two acquisitions of long-life producing assets in the Williston Basin and Jonah Field;
o	Added 3.6 MMBOE of proved undeveloped reserves attributable to development drilling locations within the recently acquired Williston Basin properties;
o	Replaced more than 550% of 2022 production;
●	Grew fiscal year 2022 exit rate daily production approximately 36% to an estimated 7,600 – 7,900 barrels of oil equivalent per day (“BOE/d”) from fiscal year 2021’s exit rate of approximately 5,750 BOE/d;
●	Delivered improved quarterly revenue of an estimated $40 – $43 million for the fiscal year 2022 fourth quarter from $13.7 million in fiscal year 2021 fourth quarter; and
●	Reduced debt by $15.7 million during the quarter to end with $21.3 million outstanding and $8.3 million in cash on hand.

Kelly Loyd, Interim President and Chief Executive Officer, commented, “We are pleased to announce our outstanding fiscal 2022 year-end reserves and fiscal fourth quarter top line results that provide greater transparency to Evolution’s strong assets. Our fiscal year 2022 reserves increased by 55%, driven by two accretive acquisitions, positive performance revisions, and improved pricing. Net of production, we were able to increase our PDP reserves by 10.9 MMBOE, or 1.5 MMBOE more than was provided by our acquisitions, further demonstrating the long-term value of our low decline asset base. With the inclusion of our recent acquisitions, we substantially increased our quarterly production and revenue. We look forward to providing more details on our fiscal year-end financials in September to demonstrate how our diversified asset base is supporting continued value creation for Evolution’s shareholders.”

Fiscal Year-End 2022 Reserves Volumes:

	Oil	Natural Gas	NGLs	Total Reserves
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBOE)
Proved Developed Producing	8,705	104,723	6,299	32,458
Proved Non-Producing	157	71	19	188
Proved Undeveloped	2,608	2,197	623	3,597
Total Proved	11,470	106,991	6,941	36,243
Probable Devoloped[1]	1,632	—	709	2,341
Probable Undevoloped[2]	2,917	2,275	622	3,918
Total Probable	4,549	2,275	1,331	6,259
Possible Devoloped[1]	1,817	—	285	2,102
Possible Undevoloped[2]	9,298	8,057	2,102	12,743
Total Possible	11,115	8,057	2,387	14,845
1)	Probable and Possible Developed Reserves are associated with Delhi Field only
2)	Probable and Possible Undeveloped Reserves are associated with Williston Basin only

Total Proved Reserves by Asset:

	Oil	Natural Gas	Natural Gas	Total Proved Reserves
Asset	(MBbls)	(MMcf)	(MBbls)	(MBOE)
Barnett Shale	96	65,619	3,649	14,682
Jonah Field	369	37,663	483	7,129
Williston Basin	4,472	3,709	1,012	6,102
Delhi Field	4,159	—	1,797	5,956
Hamilton Dome Field	2,374	—	—	2,374
Total Proved	11,470	106,991	6,941	36,243

Proved Reserves

The Company’s fiscal year ended June 30, 2022 SEC proved reserves were 36.2 MMBOE, up 55% from 23.4 MMBOE from the fiscal year ended June 30, 2021. The increase is attributable to the two acquisitions made in fiscal year 2022 along with positive revisions in the Barnett Shale and Hamilton Dome Field, partially offset by decreases at Delhi Field.

The Williston Basin and Jonah Field acquisitions added 6.1 MMBOE and 7.1 MMBOE of proved reserves, respectively. Positive revisions in the Barnett Shale and Hamilton Dome Field were associated with increased SEC pricing that extended economic life, continued operational improvements, and low production declines. Proved reserves at Delhi Field decreased largely due to the removal of Test Site 5 from proved undeveloped reserves. The technical and economic merits of Test Site 5 remain attractive; however, based on the operator’s current expenditure schedule, Test Site 5 has been excluded from the Company’s proved reserves at this time. Overall, proved reserves additions replaced more than 550% of fiscal year 2022 production.

The SEC pricing (twelve-month first day of the month average prices) used in the report for the fiscal year ended June 30, 2022 was $85.82 per barrel of oil and $5.19 per MMBtu of natural gas, which was 73% and 111% greater than the prior year, respectively. For fiscal year ended June 30, 2021, SEC average prices were $49.72 per barrel of oil and $2.46 per MMBtu of natural gas.

Approximately 51% of proved reserves were liquids (32% crude oil and 19% NGLs) and 49% natural gas, and 90% of proved reserves were classified as proved developed producing and 10% as proved undeveloped. Proved undeveloped reserves are attributable to the Williston Basin assets.

Probable and Possible Reserves

The Company’s fiscal year ended June 30, 2022 probable and possible reserves were 21.1 MMBOE, up 246% from 6.1 MMBOE from the fiscal year ended June 30, 2021. The Williston Basin probable reserves meet all of the criteria for being determined proved undeveloped reserves, except that they are associated with drilling locations that are not presently scheduled to be developed within the next five years and, therefore, do not meet SEC requirements for proved undeveloped reserves. The Williston Basin possible reserves represent incremental drilling locations within our acreage that the Company expects to continue to evaluate for potential future drilling.

Probable and possible categories at Delhi Field represent greater potential recoveries from the CO2 flood than those included in the proved reserves. Consequently, while both the probable and possible reserves are 100% developed and require de minimis capital expenditures, they remain less certain of attainment and have more risk of recovery than proved reserves and should not be aggregated with other categories. These categories of reserves reflect the incremental reserves associated with different engineering assumptions with respect to the percentage of original oil in place that can be recovered through CO2 enhanced oil recovery. Probable and possible reserves at Delhi Field decreased from the prior year primarily due to the removal of reserves associated with Test Site 5.

Operations and Balance Sheet Update

The fourth quarter of Evolution’s fiscal year 2022 includes results for its recent acquisitions for the entirety of the quarter. For reference, the Williston Basin acquisition closed January 14, 2022 and the Jonah Field acquisition closed April 1, 2022. Given the benefit of recent commodity prices and contributions from all five producing properties, Evolution expects exit rate daily production to be approximately 7,600 – 7,900 BOE/d and revenue to be approximately $40 - $43 million for the fiscal fourth quarter. Evolution’s fiscal fourth quarter average daily production rate was approximately 7,300-7,600 BOE/d. The fiscal fourth quarter average rate was impacted by severe weather and unplanned downtime; the continuing impact of the Company’s producing assets can be seen in the fiscal year 2022 exit rate range.

As of June 30, 2022, Evolution had $21.3 million of debt outstanding under its revolving credit facility and $8.3 million cash on hand. Further operational and financial results will be provided and discussed in Evolution’s fiscal fourth quarter earnings call in September 2022.

Investor Conference Presentation

Evolution is participating in the EnerCom Denver Conference in Denver, Colorado on August 7-10, 2022. The Company will be represented by Kelly Loyd, Ryan Stash, and Robert Herlin and is scheduled to present on Tuesday, August 9 at 3:10 pm Mountain Time and will also host one-on-one meetings. An updated investor deck prepared for the conference has been posted on Evolution’s website, www.evolutionpetroleum.com, in the "Investors" section of the site, on the "Presentations and Events.” A live webcast of the presentation will be available at https://enercomdenver.com/confluence-a/

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on maximizing total returns to its shareholders through the ownership of and investment in oil and natural gas properties onshore in the United States. The Company's long-term goal is to maximize shareholder total return from a diversified portfolio of long-life oil and natural gas assets built through acquisitions and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties. Assets include non-operated interests in the Barnett Shale in North Texas, the Jonah Field in Wyoming, the Williston Basin in North Dakota, a CO2 enhanced oil recovery project in Louisiana's Delhi Field and a secondary recovery project in Wyoming's Hamilton Dome Field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Our reserves as of June 30, 2022 were estimated by DeGolyer & MacNaughton and Netherland Sewell & Associates, global independent reservoir engineering firms. All reserve estimates are continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. The SEC's current rules allow oil and gas companies to disclose not only proved reserves, but also probable and possible reserves that meet the SEC's definitions of such terms. Estimates of probable and possible reserves by their nature are much more speculative than estimates of proved reserves. These non-proved reserve categories are subject to greater uncertainties and the likelihood of recovering those reserves is subject to substantially greater risk. When estimating the amount of oil and natural gas liquids recoverable from a particular reservoir, probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered, generally described as having a 50% probability of recovery. Possible reserves are even less certain and generally require only a 10% or greater probability of being recovered. These three reserve categories have not been adjusted to different levels of recovery risk among these categories and are therefore not comparable and are not meaningfully combined.

Company Contacts

Kelly Loyd, Interim President & CEO

Ryan Stash, SVP & CFO

(713) 935-0122

KLoyd@jvladvisors.com

RStash@evolutionpetroleum.com